OYO GEOSPACE News Release

7007 Pinemont Drive

Houston, Texas 77040 USA

Contact:

Gary D. Owens

Chairman, President & CEO

TEL: 713.986.4444

FAX: 713.986.4445

FOR IMMEDIATE RELEASE

OYO GEOSPACE REPORTS FISCAL YEAR 2010 THIRD QUARTER RESULTS

Company Increases GSR Rental Fleet to 15,000 Channels

Houston, Texas - August 6, 2010 - OYO Geospace (NASDAQ: OYOG) today announced net income of $5.1 million, or $0.81 per diluted share, on revenues of $35.3 million for its quarter ended June 30, 2010. This compares with a net income of $1.0 million, or $0.17 per diluted share, on revenues of $20.8 million in the comparable quarter last year.

For the nine months ended June 30, 2010, OYO Geospace recorded sales of $92.4 million and net income of $9.0 million, or $1.45 per diluted share. For the comparable period last year the company recorded sales of $70.2 million and net income of $3.6 million, or $0.59 per diluted share.

"We are reporting one of the best quarterly results in our history due to strong demand for a broader range of seismic products, including sensor products, marine products, borehole tools and the GSR, our nodal data acquisition system. While market conditions remain difficult in the industry, this quarter's performance confirms our on-going initiatives to develop innovative products demanded by our customers," said Gary D. Owens, OYO Geospace's Chairman, President and CEO.

"As previously reported, our fiscal third quarter sales include the delivery of 6,420 GSR channels to four different customers. Our customers can now deploy over 27,000 GSR channels in their domestic and international seismic exploration operations. We are pleased to announce a new order for 1,500 GSR channels to expand Viking Geophysical's seismic operations in Turkey, and two additional small orders to customers in Japan. We expect to deliver these three new orders in the fourth quarter of fiscal year 2010. GSR quoting and demonstrational activities remain high in response to very good demand for this wireless technology. In this regard, we are receiving numerous customer inquiries for high-channel GSR rentals for short-term seismic exploration projects. As a result, we are increasing the size of our GSR rental fleet to 15,000 channels in order to fill this void in the marketplace."

"After reporting very weak seismic reservoir product revenues of only $0.3 million in our second fiscal quarter ended March 31, 2010, we are now reporting $4.1 million of seismic reservoir product sales in the third fiscal quarter ended June 30, 2010 primarily due to increased demand for our borehole products. Looking forward, continued strong demand for our borehole products is expected to translate into additional sales of these products in our fourth quarter ending September 30, 2010. In addition, we expect to recognize over $4.0 million of revenues in our fourth fiscal quarter in connection with a permanent seabed reservoir monitoring system to BP."

"Our international seismic operations in the Russian Federation and Canada reported improved financial results during the third quarter ended June 30, 2010. While conditions in these markets have been difficult, both operations generated revenue increases, and our Russian operation reported its first quarterly operating profit in over a year. Although there are signs of optimism in both markets, we expect challenging conditions to continue in the near term."

"Sales of our products targeted at non-seismic markets also improved during the third quarter ended June 30, 2010. We are very pleased with the growing demand for our industrial sensor, industrial cable and offshore cable products although their relative overall contribution remains small at this time. Our thermal solutions business segment achieved a modest operating profit in the third quarter, and year-to-date operating results remain ahead of last year despite a slight decrease in revenues."

"Our balance sheet continued to strengthen during the quarter ended June 30, 2010. Cash balances increased by $4.1 million to $23.8 million. Our long-term debt declined to $7.8 million, and our capitalization ratio now stands at 5.7%. There are no borrowings against our $25 million credit facility."

"Based on our order backlog, the immediate outlook for next quarter appears positive. While quoting activities remain high for our seismic products, we continue to operate our manufacturing facilities at less than full capacity which hurts our profit margins. Beyond next quarter, we continue to remain cautious about the future in light of worldwide economic conditions. However, past demand for our existing product offerings and our new product initiatives give us a strong sense of confidence and optimism about the future."

OYO Geospace designs and manufactures instruments and equipment used by the oil and gas industry in the acquisition and processing of seismic data as well as in reservoir characterization and monitoring activities. The company also designs and manufactures equipment and film for the thermal printing industry worldwide.

This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact included herein including statements regarding potential future products and markets, our potential future revenues, future financial position, business strategy, future expectations and other plans and objectives for future operations, are forward-looking statements. We believe our forward-looking statements are reasonable. However, they are based on certain assumptions about our industry and our business that may in the future prove to be inaccurate. Important factors that could cause actual results to differ materially from our expectations include the level of seismic exploration worldwide, which is influenced primarily by prevailing prices for oil and gas, the extent to which our new products are accepted in the market, the availability of competitive products that may be more technologically advanced or otherwise preferable to our products, tensions in the Middle East and other factors disclosed under the heading "Risk Factors" and elsewhere in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which are on file with the Securities and Exchange Commission. Further, all written and verbal forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by such factors.

M O R E

OYO GEOSPACE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

(unaudited)
	Three Months Ended		Nine Months Ended
	June 30, 2010	June 30, 2009	June 30, 2010	June 30, 2009
Net sales	$ 35,292	$ 20,790	$ 92,389	$ 70,155
Cost of sales	20,392	13,715	60,039	47,918
Gross profit	14,900	7,075	32,350	22,237

Operating expenses:
Selling, general and administrative	4,284	3,363	11,997	10,483
Research and development	2,842	1,979	6,839	5,789
Bad Debt expense (recovery)	84	524	(336)	435
Total operating expenses	7,210	5,866	18,500	16,707
Gain (loss) on sale of assets	--	--	(184)	7
Income from operations	7,690	1,209	13,666	5,537
Other income (expense):
Interest expense	(51)	(108)	(186)	(519)
Interest income	76	130	178	766
Foreign exchange gains (losses)	(125)	104	(21)	(457)
Other, net	(3)	(35)	(171)	(98)
Total other income (expense), net	(103)	91	(200)	(308)
Income before income taxes	7,587	1,300	13,466	5,229
Income tax expense	2,510	293	4,480	1,653
Net income	$ 5,077	$ 1,007	$ 8,986	$ 3,576
Basic earnings per share	$ 0.84	$ 0.17	$ 1.49	$ 0.60
Diluted earnings per share	$ 0.81	$ 0.17	$ 1.45	$ 0.59
Weighted average shares outstanding - Basic	6,032,373	5,946,955	6,024,589	5,940,200
Weighted average shares outstanding - Diluted	6,240,412	6,065,989	6,216,823	6,063,621